Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into this 17th day of December, 2004, by and between James R. Conaty (“I”, “Me”, or “My” as the case may be) and H.B. Fuller Company, a Minnesota corporation, with offices at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683 and all of its divisions, subsidiaries, affiliates, and all of its and their agents, officers, employees, directors, and shareholders (hereinafter collectively “Fuller”):

WHEREAS, Fuller has made a business decision to terminate my employment as Group President, General Manager Global Adhesives; and

WHEREAS, I have elected to take early retirement effective December 31, 2004; and

WHEREAS, I have agreed, in lieu of severance, to accept the benefits, obligations and payments provided herein;

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned hereby agree and promise as follows:

1. Recitals. The foregoing recitals are hereby incorporated as if fully set forth herein.

2. Employment and Termination. I agree that My employment with Fuller will end December 31, 2004. I further agree that effective immediately upon my execution of this Agreement, I will offer my resignation as an officer and director, as applicable, of all Fuller-controlled entities, including subsidiaries and joint ventures such as EFTEC North America LLC. It is further understood and agreed that I will not be required to actively perform My current duties after the date of this Agreement, but that I will remain available as necessary and reasonably requested by Fuller through December 31, 2004 to assist with transitional issues. I understand and acknowledge that My employment with Fuller may be terminated earlier than December 31, 2004, but only for gross violation of working rules or gross misconduct. I further understand and agree that this Agreement will become automatically null, void and unenforceable in the event I am so terminated.

3. Separation Payment. Upon the termination of my employment on December 31, 2004, I agree to provide Fuller with an executed Release Agreement in the form attached hereto as Exhibit A. In return, and in consideration of the promises, agreements and covenants contained herein, Fuller agrees to pay Me the sum of $504,034.00 (the “Separation Payment”). Unless there is a timely rescission of this Agreement as provided herein, the Separation Payment shall be paid in one lump sum (less state and federal taxes and other standard legal deductions) following termination of My employment, upon Fuller’s receipt of this signed Agreement and within ten business days after expiration of the rescission periods referenced herein. In no case will this payment be made prior to January 31, 2005. Except as expressly provided herein, it is understood and agreed that I am waiving and forfeiting any right, claim or interest to any severance payment under any Fuller plan, including, specifically, the H.B. Fuller Company Severance Pay Plan.

4. Benefits. Except as otherwise stated herein, Fuller agrees that, until termination of My employment, I will continue to be eligible for participation as a full time employee under Fuller’s benefit programs, including all key manager benefits. I understand and agree that My rights to benefits under any Fuller benefit plan, including but not limited to Fuller’s Retirement Plan and Fuller’s Supplemental Executive Retirement Plan, are governed and determined by the rules of said plans, as they may exist from time to time. It is further understood and agreed that, except as expressly stated herein, I am not waiving any rights to vested employee benefits extended under any Fuller plan.

5. Paid Time Off. It is agreed that I will receive payment for all accrued but unused Paid Time Off for fiscal year ending 2004. It is anticipated that this amount will equal approximately $31,963.50. Unless there is a timely rescission of this Agreement as provided herein, this payment shall be paid in one lump sum (less state and federal taxes and other standard legal deductions) following termination of My employment, upon Fuller’s receipt of this signed Agreement and within ten business days after expiration of the rescission periods referenced herein. I acknowledge that I will not earn or accrue any Paid Time Off for fiscal year 2005.

6. T&E Reporting. I agree to provide Fuller with all documentation necessary to reconcile My outstanding Travel and Expense Reporting, and will authorize Fuller to deduct from my Separation Pay any amounts for any non-reimbursable expenses or expenses that do not comply with Fuller’s policies regarding Travel and Expense Reporting.

7. Outplacement Services. Fuller agrees to pay up to $25,000.00 for outplacement services and travel related to outplacement utilized by Me. Fuller shall at its election either reimburse Me for such amounts upon proper documentation, or pay the outplacement services provider directly on a receipt or invoice basis from the outplacement services provider.

8. Medical and Dental Benefits Continuation. I understand My eligibility for medical and dental benefits is controlled by the terms of any applicable plans, including the H.B. Fuller Supplemental Employee Retirement Plan or the EFTEC retirement plan.

9. Professional Service Fees. Fuller agrees to provide Me with an amount of $7,500 for professional services such as tax planning.

10. Bonus Payment. I understand and acknowledge that I am not eligible for any short-term incentive bonus for fiscal year 2004.

11. Grants and Awards. Except as otherwise stated herein, I understand and agree that My rights to any long term incentives pursuant to any Fuller grant or award, including, but not limited to, Performance Units and Stock Options (summarized and attached hereto as Exhibit B), shall be governed and determined by the terms of such grant or award, including the terms and conditions of the plan or plans pursuant to which the grant or award was made. Fuller agrees that I will be eligible for potential payment of outstanding Performance Units earned through the performance period for the fiscal year ending 2004.

12. Restricted Stock. The shares (plus accrued dividends) of restricted Common Stock of H.B. Fuller Company granted to Me pursuant to written award agreements dated August 3, 1995 and June 14, 1996, as amended (2,400 each for a total of 4,800 shares) (summarized and attached hereto as Exhibit B), shall vest, and the applicable restricted periods shall end effective the date of termination of My employment.

13. Key Employee Deferred Compensation Plan. My participation in the Key Employee Deferred Compensation Plan (“KEDC”) will end as of the date of my termination. Distributions under the KEDC will be made pursuant to the terms of that plan.

14. Executive Stock Purchase Program. I understand and acknowledge that I have $552,677.87, outstanding under Fuller’s Executive Stock Purchase Program as of August 31, 2004, and that the full amount of principal and interest under My loan under this program is due and payable on or before January 11, 2006.

15. Key Manager Car Allowance. I understand and acknowledge that all benefits under the Key Manager Car Allowance will end as of the date of my termination, and that the applicable lease will be ended on such date.

16. Laptop Computer. Fuller agrees to transfer title to my laptop computer and to provide me with e-mail access until December 31, 2004.

17. Office Furniture. Fuller agrees to arrange for reasonable packing and shipping of office furniture that I own and have used in my Fuller office.

18. Executive Physical Examination. Fuller agrees that I will be eligible for Fuller’s standard executive physical examination program during 2005.

19. Confidential Information. I agree that, from and after the date this Agreement is executed by both parties, I will hold in strict confidence and will not reveal or disclose to anyone other than family members, spouse or significant other, attorneys, accountants, tax consultants, or as may be required by law or court process, any information, facts or occurrences relating to the negotiations leading to this Agreement, the existence of this Agreement, or the contents of this Agreement. Furthermore, I agree that, from and after the date this Agreement is executed by both parties, all the information, facts, or occurrences relating to formulas, processes, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, not generally known and proprietary to Fuller, relating to research, development, manufacturing, marketing or sale of Fuller’s products shall be and are hereby deemed to be confidential information (“Confidential Information”) of the parties to this Agreement. I agree, from and after the date this Agreement is executed by both parties, not to use or disclose any Confidential Information at any time during or after My employment by Fuller, except in the performance of My duties on behalf of Fuller, or by written consent of Fuller or as may be required by law or court process. Upon termination of My employment, I agree that all Confidential Information, including all copies, excerpts and summaries in My possession or control, as well as other Fuller property not transferred herein shall be immediately returned to Fuller.

20. Non-Competition. For a period of one year following the date of termination of My employment, I will not serve, directly or indirectly (individually or as an officer, director, employee, consultant, partner or co-venturer, or as a stockholder or other proprietor owning a beneficial interest of more than five percent (5%)) in any enterprise which is competitive in any manner with any business at the time carried on by Fuller, without the written consent of Fuller. This means, by way of illustration but not limitation, that I will not sell or solicit orders for any “Conflicting Product” to or from any customer of Fuller, and that I will not serve any organization or person engaged in the development, production or sale of “Conflicting Product.” For the purposes of this illustration, “Conflicting Product” means any product, process, equipment, concept or service (in existence or under development) of any person or organization which resembles or competes with a product, process, equipment, concept or service of Fuller or concerning which I acquired Confidential Information at any time through My work with Fuller.

In the event I am presented with an opportunity that I believe might violate this covenant, I can submit in writing to Fuller, in care of the Chairman of the Board, President and Chief Executive Officer, a description of the opportunity, asking for Fuller’s written consent to pursue that opportunity. Fuller agrees to promptly reply in writing to any such written request.

I understand that this covenant is not intended to limit My subsequent employment in any industry or for any employer producing a product or service different from Fuller’s. I acknowledge and represent that I have substantial experience and knowledge such that I can readily obtain employment which does not violate this covenant.

21. Non-Solicitation. For a period of one year following the date of termination of My employment, I agree that I will not induce, attempt to induce, or in any way knowingly assist or act in concert with any other person or organization in inducing or attempting to induce any employee or agent of Fuller to terminate such employee or agent’s relationship with Fuller. During such period of time, I agree that I will not make any offers of employment or knowingly assist or act in concert with any other person or organization in making offers of employment to any person who, at the time of such offer, is to My knowledge currently in an employment or agency relationship with Fuller.

22. Non-Disparagement. The parties agree that they will not make statements, publicly or otherwise, which disparage, defame or are adverse to their respective interests.

23. Information, Assistance, Testimony. I understand that Fuller may occasionally ask me to provide information, assistance or testimony regarding litigation or legal matters, and I agree to cooperate, provided that Fuller reimburses me for any out-of-pocket expenses, and pays me reasonable compensation in the event that my attendance at a trial or deposition or similar proceeding is required for more than five days.

24. Remedies. The parties hereto acknowledge that the provisions of this Agreement are reasonable and necessary for their mutual protection and that any violation of this Agreement may cause irreparable harm for which the non-breaching party would be entitled to temporary or permanent injunctive relief, and for money damages insofar as they can be determined. In the event of a breach of any of the provisions of this Agreement, the non-breaching party shall, if it prevails in a lawsuit against the breaching party, also be entitled to costs and reasonable attorneys’ fees to enforce its rights hereunder.

25. Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Minnesota and I hereby consent to the jurisdiction and venue of the courts of the State of Minnesota for the resolution of any disputes arising out of, or related to, this Agreement, including breach and formation (fraud), to the exclusion of the courts of any other state.

26. Integration and Modification. Except as provided herein, this Agreement represents the entire agreement between Me or anyone who has or obtains any legal rights or claims through Me and Fuller with respect to the subject matter covered herein. It replaces any other oral or written agreements, representations, promises or discussions between Me and Fuller. This Agreement may not be changed orally. To be valid, any waiver or modification must be in writing and signed by all of the parties hereto. If any part of this Agreement is declared by a court of competent jurisdiction to be illegal, invalid or unlawful, in whole or in part, then said part shall be modified or suspended, as the case may require, but only to the extent necessary and all other parts will remain valid and in full force and effect. This Agreement may be executed in any number of counterparts which, taken together, shall constitute but one Agreement. A copy of this Agreement is as valid as the original.

THIS IS A FINAL AGREEMENT AND RELEASE. READ BEFORE SIGNING.

Dated: December 17, 2004	H.B. FULLER COMPANY

	By:	/s/ Patricia L. Jones
	Its:	Senior Vice President and CAO

Dated: 17 December, 2004		/s/ James R. Conaty
James R. Conaty
1314 Marquette Avenue
Minneapolis, MN 55403

EXHIBIT A

Release Agreement

In consideration of the promises, agreements and covenants contained herein, I, on behalf of Myself, My heirs, assigns, spouses, representatives, and agents do hereby fully release and forever discharge Fuller, from any and all liability, remedies, claims for relief, demands, actions, causes of action, suits, grievances, arbitrations and administrative proceedings under every local, state, or federal law, statute, ordinance or common-law, and any and all other claims of any kind or nature whatsoever occurring as of the date of this Agreement, whether in law or in equity, contract or tort, known or unknown, asserted or unasserted, suspected or unsuspected, of any kind or nature whatsoever which I may now have or hereafter have or claim to have against Fuller for, upon, or by reason of any matter, event, cause or thing occurring prior to the date of this Agreement, including without limitation, any and all claims of any kind arising out of or in anyway relating to My employment with Fuller, and further including without limitation:

(i) Any claims, demands, or causes of action arising under, or any claim for relief on the basis of, an alleged violation of the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, the Employee Retirement Income Security Act, Title 42 U.S. Section 1985, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, the Minnesota Human Rights Act, and/or any other federal, state or local statute, ordinance, or regulation dealing in any way with employment or employment discrimination;

(ii) Any claims, demands, or causes of action on the basis of any breach of an express or implied employment contract under the common-law of the State of Minnesota, or any other state, or on the basis of any claim of defamation, wrongful discharge and/or any other common-law, statute or tort or any other claim whatsoever arising out of or in any way relating to My employment with Fuller or any other occurrence prior to the date of this Agreement, but excluding claims which I cannot by law waive and claims for breach of this Agreement.

It is specifically agreed and understood that I am not waiving or releasing any right I may have under Fuller’s corporate undertakings or pursuant to any applicable policy of insurance, to defense and/or indemnity for third party claims.

I warrant that I am legally competent to execute this Release and accept full responsibility therefore. I also agree that I am signing this Release voluntarily and with full knowledge of its significance and legal consequence. I also agree that I have been advised to consult with any attorney before signing this Agreement and that Fuller has given Me a full twenty-one (21) days within which to consider this Agreement, before signing below, if I so desire.

I understand that I may rescind (that is, cancel) this Agreement within seven (7) calendar days of signing it to reinstate claims under the Age Discrimination In Employment Act of 1967 and within fifteen (15) calendar days to reinstate claims under the Minnesota Human Rights Act. To be effective, My rescission must be in writing and delivered to Fuller in care of the Chairman of the Board, President and Chief Executive Officer, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683. If delivered by mail, such rescission may be postmarked within the seven (7) or fifteen (15) day period, respectively, and sent by Certified Mail, Return Receipt Requested to H.B. Fuller Company at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683, attention Chairman of the Board, President and Chief Executive Officer.

I understand that timely rescission of any portion of this Agreement as provided herein, shall constitute a material breach of this Agreement resulting in immediate withdrawal and rescission of all promises, agreements and covenants contained herein.

Dated: December 31, 2004
James R. Conaty
1314 Marquette Avenue
Minneapolis, MN 55403

EXHIBIT B

Stock Award Handling

					Award Handling Approved By Compensation Committee
Grant Date	Grant Type	Shares/Options Outstanding	Option Price	Original Vest Date	Separation Date 12/31/2004
08/03/95	Restricted Stock	2,400	N/A	08/03/05	Vests 12/31/2004

06/14/96	Restricted Stock	2,400	N/A	06/14/06	Vests 12/31/2004

12/02/98	NQSO’s	9,920	$21.5000	All options vested	Exercisable up to 12/02/2008

12/01/99	NQSO’s	7,086	$27.3750	All options vested	Exercisable up to 12/01/2009

12/07/00	NQSO’s	15,152	$18.6250	11,364 vested 3,788 vest 12/07/04	Vests upon retirement Exercisable up to 12/07/2010

01/17/02	NQSO’s	8,965	$25.9500	4,482 vested 2,241 vest 01/17/05 2,242 vest 01/17/06	Vests upon retirement Exercisable up to 01/17/2012

12/09/02	NQSO’s	8,193	$27.9000	2,048 vested 2,048 vest 12/09/04 2,048 vest 12/09/05 2,049 vest 12/09/06	Vests upon retirement Exercisable up to 12/31/2007